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                                                                   Exhibit 10.8a


                              EMPLOYMENT AGREEMENT


      AGREEMENT made and entered into this 1st day of October, 1996, but as of the Effective Date hereinafter defined, by and between VALLEY FIRST COMMUNITY BANK ("VFCB") and GARY W. HICKEL ("Employee");

      WHEREAS, the VFCB has retained the services of the Employee and the Employee has accepted such employment; and

      WHEREAS, the parties desire to enter into this Agreement, which is intended to set forth in its entirety the terms and conditions of the employment relationship between VFCB and the Employee;

      NOW, THEREFORE, IT IS AGREED as follows:

      1. Employment. The Employee is employed to render services to VFCB as directed by the chairman of the board and/or the board of directors of VFCB as they may from time to time reasonably direct. Employee's current assignment carries the title of president. The title and duties commensurate herein may be changed from time to time by VFCB in the exercise of its absolute discretion.

      2. Compensation. VFCB shall pay the Employee during the term of this Agreement a salary of One Hundred Twenty-five Thousand Dollars ($125,000.00) per annum, provided, however, that any fees, salary, bonuses, or other remuneration paid to the Employee by any subsidiary of VFCB shall be deemed to be paid by VFCB pursuant to this paragraph. The salary shall be payable in accordance with periodic payment procedures adopted by VFCB and subject to the usual withholding taxes applicable to employees. The Employee's salary shall be reviewed by VFCB annually and may be increased, but not decreased, from time to time in such amounts as VFCB in its absolute discretion may determine.

      3. Discretionary Bonuses. In addition to the salary provided for in
Section 2, the Employee shall be entitled to participate in discretionary bonuses as may be from time to time authorized and declared by the board of directors of VFCB. Such bonuses may vary from employee to employee based upon the performance of said employee or other factors as determined by VFCB in its absolute discretion.

      4. Fringe Benefits. The Employee shall be entitled to participate in various fringe benefits as identified herein.

            (a) The Employee shall be entitled to participate in medical coverage for the Employee to the extent that it is offered by VFCB to its employees generally. Under no circumstances shall this paragraph be construed to require a
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      program of medical coverage for the Employee. VFCB shall not provide medical coverage for family members and/or dependents of the Employee other than those programs offered at the expense of the Employee.

            (b) The Employee shall be eligible for use of a company automobile, membership in various social, business, and trade organizations, a reasonable expense account, and the payment of reasonable expenses for attending annual and periodic meetings of trade associations subject to the supervision and approval of the chairman of the board of VFCB.

            (c) The Employee shall be eligible to participate in any Employee Stock Ownership Plan adopted by VFCB and offered to its employees generally. The extent of participation shall be governed by the rules of the plan and subject to the availability of a plan.

            (d) The Employee shall be eligible to participate in any existing 401(k) program offered by the corporation to its employees generally.

            (e) If the Employee shall become and remain disabled or incapacitated to the extent that he is unable to perform his duties under this Agreement for a period of six (6) consecutive months or more, then, in that event, from the time that such period shall have elapsed until such disability or incapacity shall have ceased:

                   (i) He shall be entitled to receive disability benefits of the type provided for executive employees of VFCB; and

                  (ii) He shall not be entitled to receive salary payments or other benefits pursuant to this Employment Agreement.

            (f) At such reasonable times as determined by the chairman of VFCB, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

                   (i) The Employee shall be entitled to annual vacation time of at least three (3) weeks per year.

                  (ii) The Employee shall not be entitled to receive any
            additional compensation from VFCB on account of his failure to take vacation time, nor shall he be entitled to accumulate vacation time from one calendar year to the next.


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                  (iii) In addition to the aforesaid vacation time, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with VFCB for such additional periods of time and for such valid and legitimate reasons as the chairman of the board of VFCB may determine in his absolute discretion.

            (g) The Employee shall be granted additional consideration pursuant to an Executive Supplemental Income Agreement which is to be executed separately.

      5. Term. The initial term of employment under this Agreement shall be for a period of three (3) years, commencing on the Effective Date hereof. Commencing with the first anniversary date of the Effective Date, this Agreement shall be extended automatically for a period of one (1) year, unless either VFCB or the Employee gives contrary written notice in accordance with Paragraph 8 herein. Each year thereafter, on the anniversary date of the Effective Date, the Agreement shall be extended automatically unless terminated in accordance with the terms of this paragraph. This paragraph shall be governed by the terms and conditions set forth in the "Termination of Employment" provisions set forth in Paragraph 8 of this Agreement.

      6. Effective Date. For the purpose of this Agreement, the "Effective Date" is the date upon which the Employee shall enter upon the performance of his duties, which is agreed to be October 1, 1996.

      7. Standards. The Employee shall perform his duties under this Agreement in accordance with the high standards of fiduciary responsibility applicable to financial institutions in carrying out their respective responsibilities to their depositors, customers and shareholders. These standards shall conform to the high standards of conduct imposed by any and every regulatory body having jurisdiction over VFCB. Performance standards for the Employee may be established from time to time by the chairman of the board of VFCB and are hereby incorporated within the terms of this Agreement. It is recognized that VFCB shall have wide latitude in defining performance standards so as to ensure the safe and sound operation of its business endeavors.

      8. Termination of Employment.

            (a) The Employee's employment under this Agreement may be terminated at any time by the board of directors of VFCB, with or without cause (as defined below). Any termination by VFCB without cause shall not prejudice the Employee's right to receive compensation in accordance with Section 2 of this Agreement for a period of one (1) year subsequent to the termination of this Agreement ("Severance Pay"). The Employee shall not, however, receive Severance Pay in the event of his retirement, death, or disability. The Employee shall have no right to receive Severance Pay or any other remuneration


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      whatsoever under this Agreement for any period after voluntary termination or termination for cause. For purposes of this Agreement, for "cause" shall mean termination for any of the following reasons:

                  (i) Personal dishonesty materially affecting VFCB or any
            affiliate;

                  (ii)  Willful misconduct;

                  (iii) Willful breach of a fiduciary duty involving personal profit;

                  (iv) Intentional failure to perform stated duties;

                   (v) Willful violation of any law, rule, or regulation
            relating to the operation of VFCB or any of its affiliates;

                  (vi) The order of any court or supervising agency with
            jurisdiction over the affairs of VFCB or any subsidiary; or

                  (vii) The Employee's violation of any provision of this
            Agreement.

            (b) This Agreement may be terminated by the Employee at any time upon ninety (90) days' written notice to VFCB or upon such shorter period as may be agreed upon between the Employee and the board of directors of VFCB. In the event of such termination, VFCB shall be obligated only to continue to pay the Employee's salary and provide the other benefits provided by this Agreement up to the date of the termination. Voluntary or involuntary termination of this Agreement by either party voids any benefit accrued pursuant to the Executive Supplemental Income Agreement, unless otherwise expressly provided in the Executive Supplemental Income Agreement.

            (c) In the event of the death of the Employee during the term of this Agreement, the Employee's estate shall be entitled to receive salary continuation for a period of thirty (30) days thereafter.

            (d) If the Employee is temporarily prohibited from participating in the conduct of VFCB's affairs at the request of or by the order of any court or supervising agency with jurisdiction, VFCB's obligations under this Agreement shall not terminate and the Employee shall be placed on administrative leave with or without pay in the discretion of the board of directors. If the charges in the proceeding out of which such request or order is issued mature into a permanent prohibition order, unless stayed by appropriate proceedings, VFCB's obligations hereunder shall terminate as of the effective date of such permanent order.


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            (e) If the Employee is permanently prohibited from participating in the conduct of VFCB's affairs by the final order of any court or supervising agency with jurisdiction over VFCB, all obligations of VFCB under this Agreement shall terminate, as of the effective date of the order.

            (f) All obligations under this Agreement may be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of VFCB:

                   (i) By the Federal Deposit Insurance Corporation ("FDIC") at
            the time the FDIC enters into an agreement to provide assistance to or on behalf of VFCB or any affiliate; and

                  (ii) By the Federal Reserve Board ("FRB"), or any other
            agency, at the time the FRB approves a supervisory merger to resolve problems related to the operation of VFCB or any affiliate or when VFCB is determined by the FRB to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

      9. No Assignments. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of the rights or obligations hereunder without first obtaining the written consent of the other party.

      10. Other Contracts. All other prior agreements regarding conditions of employment, whether written or oral, are hereby superseded by this Agreement.

      11. Notices. Any notices under this Agreement shall be deemed given when in writing and delivered personally or sent by certified mail, postage prepaid, to the last known address of the party to whom notice is given. If sent by mail, notice shall be deemed given on the second day after mailing.

      12. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

      13. Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

      14. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

      15. Governing Law. This Agreement shall be governed by the laws of the United States of America and the State of Arizona.
Venue shall be in Maricopa County only.


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      16. Employment Options. The Employee shall be granted incentive employment options. Each option shall expire on September 30, 2005. Each option, upon exercise, shall require the option holder to pay to VFCB a price equivalent to the original price of each share of common stock issued by VFCB at the time of its formation.

            Incentive options shall be granted to the Employee in accordance with the following schedule:

            September 30, 1997                   2,000 options
            September 30, 1998                   2,000 options
            September 30, 1999                   2,000 options
            September 30, 2000                   2,000 options
            September 30, 2001                  12,000 options

            The total number of incentive options issued in accordance with this provision shall equal 20,000 provided that the Employee retains employment with the Employer and provided further that all options are issued in accordance with the options grant previously adopted. All options shall be vested in the Employee at the date that said options are granted. Optionholder may assign these rights to a trust for the benefit of himself and other beneficiaries only.

            In the event that VFCB is sold to a controlling third party, then, all options proposed herein shall be immediately vested. Controlling third party is defined in the standard E.S.I.
Agreement.

      17. Sale of VFCB. Although not intended by either party, the sale of VFCB during the term of employment is recognized as a possibility.

            In the event that all shares of VFCB are sold to Capitol Bancorp Ltd. or its affiliate, then, each of the options owing to the Employee shall be converted into options of Capitol Bancorp Ltd. or its affiliate applying the same ratio and to the same extent that stock of VFCB is converted. All options shall be immediately vested irrespective of the date of a sale as described herein.

            In the event that a sale is made to a third party, then, Employee shall receive an immediate bonus in a sum equal to two times his annual salary as stated in this Agreement. In addition, all options shall vest irrespective of the date of sale. A third party as herein described is a person or party unaffiliated with Capitol Bancorp Ltd.

            Employee has entered into this Agreement in reliance upon the probability that Joseph D. Reid, Chairman and CEO of VFCB, will continue in that capacity after sale. In the event that Joseph D. Reid does not continue to serve in that capacity immediately after sale to any party, then, the Employee shall have the right to


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immediately terminate his employment without jeopardizing his right to receive severance pay which shall be due and owing upon the occurrence of his resignation under these circumstances.

      18. Employee's compensation as set forth in Paragraph 2 of this Agreement is guaranteed for a period of one (1) year should an unforeseen obstacle or event prohibit the bank from "opening its doors".

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


                              EMPLOYER:

                              VALLEY FIRST COMMUNITY BANK


                              By_____________________________________
                                Joseph D. Reid
                                Chairman of the Board of Directors
                                and Chief Executive Officer



                              EMPLOYEE:


                              ________________________________________
                                Gary W. Hickel


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